U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                SEC File Number: 014401
                                                Cusip Number:

[ X] Form 10-K and Form 10-KSB      [  ] Form 20-F
[  ] Form 11-K                      [  ] Form 10-Q and Form 10-QSB
[  ] Form N-SAR

      For Period Ended: May 31, 2001


[  ]     Transition Report on Form 10-K
[  ]     Transition Report on Form 20-F
[  ]     Transition Report on Form 11-K
[  ]     Transition Report on Form 10-Q
[  ]     Transition Report on Form N-SAR


         For the Transition Period Ended:_________________


Read attached Instruction Sheet Before Preparing Form.
Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
___________________________________


Part I - Registrant Information


Full Name of Registrant
(Former Name if Applicable) Sandata, Inc.

Address of Principal Executive Office
         (Street and Number)
         26 Harbor Park Drive
         Port Washington, NY 11050
         City, State and Zip Code

Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b),

     [ X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [ X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     Sandata, Inc. could not obtain certain material required for the filing in a timely manner without unresaonable effort or expense.


Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification

         Bert E. Brodsky                516              484-4400
         -----------------------------------------------------------------------
         (Name                      (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                [ X ] Yes [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ X ] Yes [  ] No

     If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     For the twelve months ended May 31, 2001, the Company estimates a net loss of approximately $2.19 million, as compared to a net profit of approximately $14,000 for the 12-month period ended May 31, 2000. This loss is primarily attributable to a $3.2 million impairment of developed software and an approximately $200,000 impairment of goodwill related to an asset acquisition, both of which occurred in the fourth quarter of the fiscal year.

                                  Sandata, Inc.
           ----------------------------------------------------------
                  (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

         Date:  August 29, 2001            /s/Bert E. Brodsky
                ---------------     --------------------------------------------
                                    By:    Bert E. Brodsky
                                    Title: Chairman of the Board and
                                           Chief Executive Officer